Exhibit 99.1

Orange 21 Inc. 2070 Las Palmas Drive Carlsbad, CA 92009 PH: (760) 804-8420 FX: (760) 804-8442 NASDAQ: ORNG

Orange 21 Reports Third Quarter 2006 Financial Results

•    Conference call to be held today at 12 pm EST

CARLSBAD, CA, November 20, 2006 — Orange 21 Inc. (NASDAQ: ORNG), a leading developer of brands that produce premium products for the action sport and youth lifestyle markets, today announced financial results for the three and nine months ended September 30, 2006.

Three-month Results

Net sales for the third quarter of 2006 increased 5.2% to $11.4 million compared to $10.8 million in the third quarter of 2005. LEM, acquired in January of 2006, accounted for $1.1 million of the total. Excluding the sales from LEM, the Company’s sales declined approximately 5% due to ongoing manufacturing and supply delays. The Company reported a net loss for the third quarter of 2006 of approximately $778,000, or $0.10 per share on approximately 8.1 million weighted-average shares, compared to net income of approximately $192,000, or $0.02 per diluted share on 8.3 million weighted-average shares in the same period a year ago.

Gross profit for the third quarter was essentially flat at $5.5 million for the 2006 and 2005 periods, however gross margins decreased to 48.5% in the third quarter of 2006 from 50.9% in the prior-year period. The decrease in gross margins was due primarily to the comparatively lower gross margins on revenue from LEM’s non-Spy customers and an increase in inventory reserves, partially offset by the effect of LEM S.r.l.’s gross margin earned on Spy products.

The Company expects that its gross profit will fluctuate from quarter-to-quarter in the future based on product mix and variable product costs. The Company also expects gross profit margins to continue to be affected by its January 2006 acquisition of LEM S.r.l., which has substantially lower margins than its other business segments, and the impact of the Euro on product purchases.

Operating expenses in the third quarter increased to $6.4 million from $5.3 million in the prior-year period. Operating expenses as a percentage of sales were 56.2% as compared to 49.2% in the prior-year period. The increase was primarily attributable to a substantial increase in general and administrative (G&A) expenses due to incremental costs associated with LEM, as well as higher professional fees in the third quarter versus a year ago. Additionally, as of January 1, 2006, the Company adopted SFAS 123(R) which resulted in the recognition of $100,000 of non-cash share-based compensation expense for the third quarter of 2006. Due to the higher expenses, the Company reported an operating loss of approximately $869,000 as compared to operating income of approximately $183,000 in the third quarter of 2005. Additionally, the Company reported non-operating expenses of $157,000 compared to a non-operating gain of $256,000 in the third quarter of 2005. The greater expense is attributable to higher interest expense, and a greater foreign currency translation loss.

Nine-Month Results

Net sales for the nine-months ended September 30, 2006, increased 4.5% to $31.0 million compared to $29.7 million in the prior-year period. LEM S.r.l. accounted for $2.8 million of the total. The Company reported a net loss for the nine-month period of $3.3 million, or $0.40 per share, on 8.1 million weighted-average shares, compared to net income of $59,000, or $0.01 per diluted share, on 8.4 million weighted-average shares.

Gross profit increased to $15.5 million compared to $15.2 million in the prior-year period. Gross margin was 50.1% for the nine month period, down from 51.2% in the prior-year period. The decrease in gross profit as a percentage of sales was due primarily to the comparatively lower gross margins on revenue from LEM’s non-Spy customers and an increase in tooling depreciation. Partially offsetting this decrease was the favorable effect of LEM S.r.l.’s gross margin earned on Spy products.

Operating expenses for the nine-month period increased to $19.5 million, from $15.0 million in the prior-year period. Operating expenses as a percentage of sales increased to 62.7% as compared to 50.5% during the same period a year ago. The increase was due to higher sales and marketing, G&A and research and development costs. Additionally, non-cash share-based compensation expenses, due to the adoption of SFAS 123 (R), were $150,000 for the nine-month period. Due to the higher expenses, the Company reported an operating loss of $3.9 million as compared to operating income of approximately $209,000 for the nine-months ending September 30, 2005. Additionally, the Company reported non-operating expenses of $230,000 compared to a non-operating gain of $294,000 in the same nine-month period of 2005. The greater expense is attributable to higher interest expense, and a greater foreign currency translation loss.

Cash, cash equivalents, and short term investments at September 30, 2006, totaled approximately $4.0 million. The Company has an additional $857,000 of restricted cash which is held in an escrow account in accordance with its purchase agreement of LEM. The Company has $4.4 million in short and long-term debt, including its line of credit and capital leases, compared to $32,000 at December 31, 2005. The increase is due, primarily, to debt and capital leases assumed as a result of the completion of the LEM acquisition in January 2006.

Business Status and Outlook

“As Orange 21’s largest investor, and the Company’s founder, I am disappointed in our performance in 2006,” said Mark Simo, Co-Chairman and CEO. “In Spy Optic, we have a terrific brand that continues to resonate with our core action sports customer, but we have suffered a variety of setbacks in execution. We will be working hard to address these issues in the coming quarters.”

Mr. Simo continued, “Our key issues are relatively straightforward. In the past year, our product vision became less focused, and the business became too complicated and costly. In the next twelve months our core initiatives will be to refocus the product; reduce costs and complexity, and improve accountability and execution in the organization. After being back at the Company for five weeks, I believe that we are making daily progress and heading in the right direction. Specifically, we have:

•	Stopped production of a significant number of unproductive SKU’s

•	Increased production of our key, core styles, to respond to the Spring 2007 needs of our major accounts

•	Begun an aggressive program to eliminate unproductive inventory and better manage working capital

•	Begun a full review of our cost structure with the goal of substantially reducing overhead

•	Begun to reduce costs and improve the effectiveness of our marketing efforts

•	Begun a review of our foreign sales operations with the goal of eliminating unproductive activities and territories

•	Intensified our efforts to improve efficiency and operating structure at LEM

•	Begun a review of our accounts and sales process, with the goals of focusing our sales activities on our highest ROI partners and minimizing the capital outlays associated with opening new accounts as well as maintaining existing accounts.”

“As these initiatives take hold I expect to see our business metrics come back into alignment,” Mr. Simo added. “In the next quarter, we expect to report results that will be below our previous guidance, reflecting both the legacy business dynamics that we are working to change, and decisions that we will need to make including realigning our inventory levels by selling through our less productive legacy SKU’s. I expect that we will be working to redirect the Company through the first half of next year. Going forward from there, we will have significant opportunities to re-invigorate growth in the business through initiatives including new, effective marketing programs and new capital-efficient channels of distribution.”

John Pound, Orange 21’s Co-Chairman, commented, “I’m glad to be working with Mark and the Orange 21 management and board to address the Company’s current performance shortfalls and position the business for future success. I invested in the Company because of its strong core franchise. Under Mark’s guidance, I believe the Company has a clear direction. We have a number of talented new members of the senior management team, working with Mark, and I believe that together they will make significant progress in the 2007 fiscal year.”

Mr. Pound added, “While Orange 21 has historically given guidance to the public market, the Company will not be doing so at the current time. We do not mean to imply any reduction in our commitment to our public shareholders, but, we feel that, given the transitional state of the business, we simply do not yet have the visibility to provide reliable forecasts. We expect that in the future Spy Optic will once again demonstrate growth and will also achieve profitability on a sustained basis. We will monitor our progress and keep you appraised as best we can in the coming quarters.”

Investor Conference Call

Orange 21’s quarterly earnings conference call is scheduled to begin on Monday, November 20, 2006 at 12:00 p.m. Eastern Standard Time. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.orangetwentyone.com. Alternatively, investors may listen in by telephone to the conference call by dialing 888-802-2275 (international callers can dial 913-312-1267). A replay will be available beginning at 3:00 p.m. EST by calling 888-203-1112, passcode: 2445662 (international callers can dial 719-457-0820 and use the same passcode). For those who are not available to listen to the live broadcast, the call will be archived.

About Orange 21 Inc.

Orange 21 develops brands that produce premium products for the action sport and youth lifestyle markets. Orange 21’s primary brand, Spy Optic™, manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle markets.

Safe Harbor Statement

This press release contains forward-looking statements. These statements relate to future events or future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause actual results to differ materially from those contained in the forward-looking statements include, but are not limited to: risks related to the Company’s ability to manage growth; risks related to the limited visibility of future orders; the ability to identify and work with qualified manufacturing partners and consultants; the ability to expand distribution channels and retail operations in a timely manner; unanticipated changes in general market conditions or other factors, which may result in cancellation of advance orders or a reduction in the rate of reorders placed by retailers; the ability to continue to develop, product and introduce innovative new products in timely manner; the ability to source raw materials and finished products at favorable prices; the ability to identify and execute successfully cost control initiatives; uncertainties associated with the Company’s ability to maintain a sufficient supply of products and to manufacture successfully products; the integration of the LEM acquisition the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; the impact of ongoing litigation; uncertainties associated with intellectual property protection for the Company’s products; matters generally affected the domestic and global economy, such as changes in interest and currency rates; and other factors described under the caption “Risk Factors” in the Company’s Form 10-Q for the quarter ended June 30, 2006 and other filings made with the U.S. Securities and Exchange Commission. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither the Company, nor any other person, assumes responsibility for the accuracy or completeness of such forward-looking statements. The Company undertakes no obligation to update any of the forward-looking statements.

Orange 21 Inc. and Subsidiaries

Consolidated Balance Sheet

	December 31, 2005	September 30, 2006
Assets		(unaudited)
Current assets
Cash and cash equivalents	$2,668,636	$4,019,838
Short-term investments	5,477,728	—
Restricted cash	—	857,440
Accounts receivable - net	9,142,264	8,081,563
Inventories	11,206,232	12,055,075
Prepaid expenses and other current assets	1,374,350	1,476,221
Income taxes receivable	239,046	439,755
Deferred income taxes	1,512,584	1,134,185

	31,620,840	28,064,077
Property and equipment - net	4,636,305	9,161,828
Goodwill	—	9,440,783
Intangible assets, net of accumulated amortization of $395,760 and $432,449 at 2005 and 2006, respectively	483,854	445,690
Deferred income taxes	126,000	1,123,000
Other long-term assets	1,389,682	64,152

	$38,256,681	$48,299,530

Liabilities and Stockholders’ Equity
Current liabilities
Lines of credit	$—	$1,476,296
Current portion of notes payable	—	1,161,427
Current portion of capitalized leases	19,575	429,481
Accounts payable	1,643,427	5,249,873
Accrued expenses and other liabilities	2,349,946	4,213,933
Deferred purchase price obligation	—	1,292,749

	4,012,948	13,823,759
Notes payable, less current portion	—	667,179
Capitalized leases, less current portion	12,588	687,835
Other liabilities	—	851,743

	4,025,536	16,030,516
Commitments and contingencies
Stockholders’ equity
Preferred stock; par value $0.0001; 5,000,000 authorized	—	—
Common stock; par value $0.0001; 100,000,000 shares authorized; 8,084,314 and 8,184,314 shares issued and outstanding December 31, 2005 and June 30, 2006, respectively	806	807
Additional paid-in capital	36,099,820	36,250,066
Accumulated other comprehensive income	32,497	1,190,096
Accumulated deficit	(1,901,978)	(5,171,955)

Total stockholders’ equity	34,231,145	32,269,014

Total liabilities and stockholders’ equity	$38,256,681	$48,299,530

Orange 21 Inc. and Subsidiaries

Consolidated Statement of Operations

	Three months ended September 30,		Nine months ended September 30,
	2005	2006	2005	2006
Net sales	$10,819,773	$11,379,236	$29,707,956	$31,032,248
Cost of sales	5,310,534	5,858,562	14,494,701	15,486,635

Gross Profit	5,509,239	5,520,674	15,213,255	15,545,613

Operating expenses:
Sales and marketing	3,462,546	3,492,318	9,381,103	10,494,076
General and administrative	1,368,080	2,287,354	4,223,149	6,887,046
Shipping and warehousing	334,917	343,140	924,508	1,293,219
Research and development	160,562	267,034	475,018	785,916

Total operating expenses	5,326,105	6,389,846	15,003,778	19,460,257

Income (loss) from operations	183,134	(869,172)	209,477	(3,914,644)
Other income (expense)	256,269	(157,303)	294,473	(229,520)

Income (loss) before income taxes	439,403	(1,026,475)	503,950	(4,144,164)
Income tax provision (benefit)	247,293	(248,579)	444,451	(874,187)

Net income (loss)	$192,110	$(777,896)	$59,499	$(3,269,977)

Net income (loss) per common share
Basic	$0.02	$(0.10)	$0.01	$(0.40)

Diluted	$0.02	$(0.10)	$0.01	$(0.40)

Weighted average common shares outstanding
Basic	8,026,502	8,090,981	8,014,352	8,086,536

Diluted	8,339,792	8,090,981	8,407,376	8,086,536

Contact:

Orange 21 Inc.

Jerry Collazo, CFO, 760.804.8420

OR

Integrated Corporate Relations

Investor Relations

310.954.1100

Andrew Greenebaum / agreenebaum@icrinc.com

Allyson Pooley / apooley@icrinc.com